EXHIBIT 10.39

Summary of Guaranty Contract of Pledge Entered by and between the Company and Development Bank On May 15, 2005 ("Guaranty Contract 6"):

     o    Contract number: Shenfa Longgang zhi zi NO.20050518002;

     o As guarantor, the Company has pledged a one-year term deposit of RMB50 million to Development Bank as collateral to secure its indebtedness under Loan Agreement 5 which include the loan principal, interest, penalty interest, expenses for Development Bank to realize its creditor's rights, and loan principal secured is RMB 47.5 million.

     o After the Company has pledged the term deposit as collateral, it should not transfer or permit any third party to use such deposit without the prior written consent of Development Bank.

     o    Guaranty Contract 6 is irrevocable and independently effective.